EXHIBIT 99.1

FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 2, 2006

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN AND ASTRAZENECA ANNOUNCE GLOBAL COLLABORATION TO CO-DEVELOP AND COMMERCIALIZE FIXED DOSE COMBINATIONS OF NAPROXEN AND ESOMEPRAZOLE FOR THE TREATMENT OF PAIN

CHAPEL HILL, NC, August 2, 2006 - POZEN Inc. (NASDAQ: POZN) announced today that it has signed an exclusive global collaboration agreement with AstraZeneca for the co-development and commercialization of proprietary fixed dose combinations of the proton pump inhibitor (PPI) esomeprazole magnesium, with the non-steroidal anti-inflammatory drug (NSAID) naproxen, in a single tablet. The product will be indicated for the management of pain and inflammation associated with conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers.

Under the terms of the agreement, AstraZeneca will pay POZEN an upfront fee totaling $40 million with potential aggregate milestone payments of $160 million for certain development and regulatory milestones; and $175 million of potential sales performance milestones, if certain thresholds are achieved. Royalties will be paid on net sales on a tiered royalty structure that ranges from mid-single digits to mid-teens. POZEN will be responsible for the development and filing of the New Drug Application (NDA) in the United States, while AstraZeneca will have full responsibility for development activities outside of the U.S. as well as all aspects of manufacturing, marketing, sales and distribution on a worldwide basis. AstraZeneca will also be responsible for all non-U.S. regulatory filings. The collaboration is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

POZEN’s proprietary PN drug candidates are being developed for the management of pain and inflammation associated with conditions such as osteoarthritis, one of the most frequent causes of physical disability among adults, affecting an estimated 20 to 30 million people in the United States. Estimates from the National Institutes of Health show that by 2030, 20 percent of Americans—about 70 million people—will have passed their 65th birthday and will be at risk to develop osteoarthritis. POZEN received a United States patent for the PN technology in 2005 which expires in 2023.

In short-term proof-of-concept studies conducted by POZEN, two other PN drug candidates produced significantly less gastric mucosal injury compared to a similar regimen of enteric coated naproxen. Earlier this year, POZEN announced that it had reached agreement with the U.S. Food and Drug Administration (FDA) on a New Drug Application program for PN 200, which included a Special Protocol Assessment (SPA) for the pivotal phase 3 trials. POZEN and AstraZeneca expect to meet with the FDA during the next few months to confirm that the core development program and the SPA already agreed upon will apply to this new product.

“This collaboration is further evidence of the progress we are making in strengthening our pipeline of new products,” said Dr. John Patterson, Executive Director, Development, for AstraZeneca. “We believe that the combination of esomeprazole and POZEN’s proprietary PN technology has the potential to address one of the key unmet medical needs for patients with chronic pain; namely, good pain relief coupled to a low risk of gastrointestional ulcers and good tolerability.”

John R. Plachetka, Pharm.D., POZEN’s Chairman, President and Chief Executive Officer said, “One of our goals in developing our PN technology has been to collaborate with a large pharma company that has the commercial resources necessary to drive products based on our PN technology into a leadership position amongst all NSAID products. AstraZeneca has consistently shown that it is one of the best pharmaceutical companies in the world, and we are especially pleased to be utilizing esomeprazole in this product.”

AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services. It is one of the world’s leading pharmaceutical companies with healthcare sales of $23.95 billion and leading positions in sales of gastrointestinal, cardiovascular, neuroscience, respiratory, oncology, and infection product sales. AstraZeneca is listed on the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index.

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions. POZEN has a development and commercialization alliance with GlaxoSmithKline in addition to this agreement with AstraZeneca. The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

POZEN forward-looking statements: Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended March 31, 2006. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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